Exhibit 1

This exhibit explains the relationship between Tata Sons Limited ("TSL") and the other Reporting Persons.

TSL is the largest shareholder of Tata Industries Limited and may be deemed to control Tata Industries Limited. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of the Issuer, Tata Motors Limited ("TML"), that are beneficially owned by Tata Industries Limited.

TSL is the largest shareholder of Tata Iron and Steel Company Limited ("TISCO"), holding 19.8% of the shares of TISCO as of June 30, 2005, and may be deemed to control TISCO. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML that are beneficially owned by TISCO.

Ewart Investments Company Limited is a wholly-owned consolidated subsidiary of TSL that owns shares of TML. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Ewart Investments Company Limited.

Tata Chemicals Limited, Tata Tea Limited, Tata Investment Corporation Limited, Tata Finance Limited, Tata International Limited, Af-Taab Investments Company Limited, and Voltas Limited own shares of TML and may be deemed to be directly or indirectly controlled by TSL by virtue of TSL’s direct or indirect ownership interests therein. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by such entities.

Rallis India Limited no longer owns shares of TML.

Tata Finance Limited amalgamated with and into TML as of August 18, 2005. Shares of TML previously owned by Tata Finance Limited were disposed by Tata Finance Limited prior to the amalgamation.

Shares of Niskalp Investment and Trading Company Limited, formerly a consolidated subsidiary of Tata Finance Limited, were transferred to TML, TSL, Tata Industries Limited and certain other parties. Niskalp Investments and Trading Company Limited owns shares in TML and may deemed to be directly or indirectly controlled by each of TSL and Tata Industries Limited by virtue of TSL’s direct or indirect ownership and Tata Industries’ direct ownership therein. Consequently, each of TSL and Tata Industries may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Niskalp Investments and Trading Company Limited.

Kalimati Investment Company Limited is a consolidated subsidiary of TISCO that owns shares of TML. Consequently, TISCO may be deemed to have beneficial ownership and shared voting power and dispositive power (and in turn TSL may be deemed to have beneficial ownership) with respect to all shares of TML owned by Kalimati Investment Company Limited.

Tata Investment Corporation Limited owns shares of TML and may be deemed to be directly or indirectly controlled by Tata Chemicals Limited by virtue of Tata Chemicals Limited’s direct or indirect ownership interests therein. Consequently, Tata Chemicals Limited (and in turn TSL) may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Tata Investment Corporation Limited.

Sir Ratan Tata Trust, Sir Dorabji Tata Trust, J R D Tata Trust and Lady Tata Memorial Trust own shares of TML and may be deemed to be directly or indirectly controlled by TSL by virtue of relationships among trustees of the respective trusts and TSL or its affiliates. Consequently, TSL or its affiliates may be deemed to have beneficial ownership with respect to all shares of TML owned by such trusts.

J N Tata Endowment for the Higher Education of Indians no longer owns shares of TML.